Exhibit 21.1
INFINERA CORPORATION
SUBSIDIARIES*
Infinera Optical Holding, Inc. (Delaware)
Infinera Optical Networks, Inc. (Delaware)
International Telecom Holdings S.à r.l. (Luxembourg)
Tellabs Enterprises B.V. (Netherlands)
Tellabs Holdings B.V. (Netherlands)
Transmode Systems AB (Sweden)

*Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Infinera Corporation are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this Annual Report on Form 10-K.